Exhibit 10.5

THERAVANCE, INC.
AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

(As amended July 27, 2007)

The Theravance, Inc. Amended and Restated Change in Control Severance Plan (the “Plan”) is primarily designed to provide separation pay and other benefits to Theravance, Inc. (the “Corporation”) executives who meet the eligibility requirements as set forth below (an “Eligible Executive”) and whose employment is involuntarily terminated in connection with a change in control occurring after an initial public offering (“IPO”).

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California.  This document constitutes both the official plan document and the required summary plan description under ERISA.

I.              ELIGIBILITY

You will be an Eligible Executive for severance benefits under the Plan if:

•                  you are an officer of the Corporation;

•                  your active employment is Involuntarily Terminated other than for Misconduct within the designated period following a Change in Control;

•                  you execute a waiver and general release of all claims in a form provided by and acceptable to the Corporation as provided for in the section entitled “Release and Waiver of Claims,” within the prescribed number of days following your date of termination, as set forth in such release; and

•                  you are not in one of the excluded categories listed below.

You will not be an Eligible Executive for severance benefits under this Plan if:

•                  you are an independent contractor, a temporary employee, part-time employee working fewer than 32 hours per week, probationary employee or student employee;

•                  you are employed with a successor employer following a Change in Control.  However, you would be eligible for severance benefits pursuant to the terms of the Plan upon a subsequent Involuntary Termination other than for Misconduct within the designated period following a Change in Control; or

•                  you are dismissed for Misconduct.

II.            HOW THE PLAN WORKS

1.             Severance Guidelines

If you are an Eligible Executive and your employment is Involuntarily Terminated within three (3) months before or twenty-four (24) months after a Change in Control, you will be paid a Severance Payment calculated as follows:

If you were an officer of the Corporation immediately before the Change in Control:

•                  100% of your combined Annual Base Pay and Target Bonus, plus

•                  A pro-rata portion of your current target bonus based on the number of full months of employment completed in the applicable period on the date of termination in such year of termination.

If you were senior vice president of the Corporation immediately before the Change in Control:

•                  150% of your combined Annual Base Pay and Target Bonus, plus

•                  A pro-rata portion of your current target bonus based on the number of full months of employment completed in the applicable period on the date of termination in such year of termination.

If you were the chief executive officer or an executive vice president of the Corporation immediately before the Change in Control:

•                  200% of your combined Annual Base Pay and Target Bonus, plus

•                  A pro-rata portion of your current target bonus based on the number of full months of employment completed in the applicable period on the date of termination in such year of termination.

Payments made under this Plan shall not be treated as “compensation” for purposes of the Theravance, Inc. 401(k) Profit Sharing Plan.  An Eligible Executive will also receive his unpaid salary through his termination date and a lump sum payment for all accrued and unused vacation (through the termination date) in a final paycheck provided on his last day of work.

The full amount of any balance and accrued interest remaining on any outstanding loans owed by the Eligible Executive to the Corporation as of the date of termination shall be forgiven in full immediately upon the Eligible Executive’s Involuntary Termination.

The Severance Payment under this subsection 1 shall be paid in one lump sum from the general assets of the Corporation on the first scheduled payroll date of the Corporation following the latest of the following dates:  the Eligible Executive’s last day of employment, the date the Corporation receives the Eligible Executive’s signed release, or the date the revocation period (if any) specified in the release expires.  If the release has not been signed by the Eligible Executive and become effective by the date that is two and one-half months after the end of the year in which employment ceases, then the Eligible Executive will cease to be eligible for benefits under this Plan.

2.             Group Insurance Coverage

If an Eligible Executive becomes entitled to a Severance Payment under this Plan, then the Corporation shall continue to provide all welfare benefits provided on the date of termination to the Eligible Executive and, if applicable, to the Eligible Executive’s dependents for the following periods:

•                  12 months if you were an officer of the Corporation immediately before the Change in Control

•                  18 months if you were a senior vice president of the Corporation immediately before the Change in Control

•                  24 months if you were the chief executive officer or an executive vice president of the Corporation immediately before the Change in Control

The Corporation’s obligation to pay premiums or make contributions shall cease when the Eligible Executive obtains new employment offering comparable welfare benefits.  All welfare benefits, other than pursuant to COBRA, shall cease on the last day of the second calendar year following the year in which the separation from service occurs. The Corporation will pay the monthly premium under COBRA for the Eligible Executive and, if applicable, his or her dependents until the earliest of (a) the end of the period of 12, 18 or 24 months (as applicable based on the formula set forth above) following the month in which the Eligible Executive’s employment terminates or (b) the expiration of the Eligible Executive’s continuation coverage under COBRA.

3.             Equity

If an Eligible Executive becomes entitled to a Severance Payment under this Plan, then the Corporation shall fully vest the officer in all of his unvested shares and options, and such options shall become fully exercisable, as of the date of termination.  To the extent that the foregoing results in acceleration of exercisability on or before September 1, 2007 as to options which otherwise would not have been exercisable on that date, then such accelerated options shall be treated as vested and exercisable as of September 1, 2007.  To the extent necessary to effectuate the intent of the foregoing, each such option shall have an extended period of time to exercise following a cessation of service which shall not expire earlier than October 1, 2007.

4.             Definitions

Annual Base Pay shall mean the Eligible Executive’s base salary at the highest rate in effect at any regularly scheduled payroll period preceding the occurrence of the Change in Control and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

Target Bonus shall mean the normal bonus amount that would be paid for achieving 100% of goals or MBOs as used in the applicable annual bonus plan.

Involuntary Termination shall mean the termination of the service of the Eligible Executive which occurs by reason of:

A.            such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

B.            such individual’s voluntary resignation following (i) a material diminution in the Eligible Executive’s authority, duties or responsibilities, (ii) a material reduction in his or her base compensation, (iii) a material change in the geographic location at which he or she must perform services for the Corporation or (iv) any other action or inaction that constitutes a material breach by the Corporation of the agreement under which the Eligible Executive provides services.  For the Eligible Executive to receive the benefits under this Plan as a result of a voluntary resignation under this clause B, all of the following requirements must be satisfied:  (1) the Eligible Executive must provide notice to the Corporation of his or her intent to assert this clause B within 90 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Corporation will have 30 days from the date of such notice to remedy the condition and, if it does so, the Eligible Executive may withdraw his or her resignation or may resign with no Plan benefits; and (3) any termination of employment under this clause B must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv).  Should the Corporation remedy the condition as set forth above and then one or more of the conditions arises again within two years following the occurrence of a Change in Control, the Eligible Executive may assert this clause B again subject to all of the conditions set forth herein.

Misconduct shall mean the commission of any material act of fraud, embezzlement or dishonesty by an individual, any material unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional material misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary).

Change in Control shall mean:

A.            The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

B.            The sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

C.            A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i)

had been directors of the Corporation on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”) or

(ii)

were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this clause (ii); or

D.            Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least 50% of the total voting power represented by the Corporation’s then outstanding voting securities.  For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

Except with respect to a GSK Change In Control (defined below), (i) any stock purchase by SmithKline Beecham Corporation, a Pennsylvania corporation (“GSK”), pursuant to the Class A Common Stock Purchase Agreement dated as of March 30, 2004 or (ii) the exercise by GSK of any of its rights under the Amended and Restated Governance Agreement dated as of June 4, 2004 among the Corporation, GSK, GlaxoSmithKline plc and Glaxo Group Limited (the “Governance Agreement”) to representation on the Board (and its committees) or (iii) any acquisition by GSK of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement shall not constitute a Change in Control.  A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.  A “GSK Change In Control” shall mean the acquisition by GSK of the Company’s Voting Stock (as defined in the Governance Agreement) that would bring GSK’s Percentage Interest (as defined in the Governance Agreement) to 100% in compliance with the provisions of the Governance Agreement.

5.             Golden Parachute Tax Limitation

The Internal Revenue Code imposes a 20% excise tax on certain payments and other benefits received by certain officers and shareholders in connection with a change of control involving the Corporation.  Such payments can include severance pay, loan forgiveness and acceleration of option vesting.

Gross-Up Payment.

In the event that it is determined that any payment or distribution of any type to or for the benefit of the Eligible Executive made by the Corporation, by any of its affiliates, by any person who acquires ownership or effective control of the Corporation or ownership of a substantial portion of the Corporation’s assets (within the meaning of section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or under any other agreement including an Eligible Executive’s stock option agreement and including loan forgiveness (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Corporation shall pay Eligible Executive an additional amount (a “Gross-Up Payment”) equal to the amount that shall fund the payment by the Eligible Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

Determination by Accountant.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 5, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this section, shall be made by an independent accounting firm selected by the Corporation (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters, both to the Corporation and to the Eligible Executive within seven business days of the Eligible Executive’s termination date, if applicable, or such earlier time as is requested by the Corporation or by the Eligible Executive (if the Eligible Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax).  If the Accounting Firm determines that no Excise Tax is payable by the Eligible Executive, it shall furnish the Eligible Executive with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Eligible Executive has substantial authority not to report any Excise Tax on the Eligible Executive’s federal income tax return.  If a Gross-Up Payment is determined to be payable, it shall be paid to the Eligible Executive within five business days after the Determination is delivered to the Corporation or the Eligible Executive and in no event later than the close of the calendar year following the calendar year in which the Eligible Executive pays the Excise Tax.  Any determination by the Accounting Firm shall be binding upon the Corporation and the Eligible Executive, absent manifest error.

Underpayments and Overpayments.

As a result of uncertainty in the application of section 4999 of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Corporation should have been made (“Underpayments”) or that Gross-Up Payments will have been made by the Corporation which should not have been made (“Overpayments”).  In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Corporation to or for the benefit of the Eligible Executive.  In the case of an Overpayment, the Eligible Executive shall, at the direction and expense of the Corporation, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Corporation and otherwise reasonably cooperate with the Corporation to correct such Overpayment; provided, however, that (i) the Eligible Executive shall in no event be obligated to return to the Corporation an amount greater than the net after-tax portion of the Overpayment that the Eligible Executive has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this section, which is to make the Eligible Executive whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Eligible Executive’s repaying to the Corporation an amount which is less than the Overpayment.

6.             Mandatory Deferral of Payments.

This Section 6 shall only apply if the Corporation determines that the Eligible Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder when his or her employment terminates.  If this Section 6 applies, it shall supersede any contrary provision of this Agreement.  To the extent that no exemption from Section 409A of the Code is available for the benefits under Section 1, 2 or 5, such payments shall commence on the earliest practicable date that occurs more than six months after the Eligible Executive’s employment terminates.  The severance payments or benefits that otherwise would have been made during the first six months following the termination date shall be paid in a lump sum on the first day of the seventh month after the termination date.

III.           OTHER IMPORTANT INFORMATION

1.                                      Release and Waiver of Claims.  Any other provision of this Plan notwithstanding, an Eligible Executive shall not be entitled to receive any Severance Payment, other payment, or benefit under this Plan unless such Eligible Executive has executed a waiver of claims and a general release of all claims in favor of the Corporation and its affiliates.  Such release shall be executed on a form provided by and acceptable to the Corporation.  The Corporation shall complete the form of release and deliver it to the Eligible Executive within 30 days after his or her employment terminates.  The form of the release will specify how much time such Eligible Executive has to sign it and whether there is a revocation period.

2.                                      Plan Administration.  As the Plan Administrator, the Corporation has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. Any determination by the Plan Administrator will be final and conclusive upon all persons.  The Plan Administrator hereby delegates to the Chief Financial Officer all of its administrative duties.  Accordingly, the Chief Financial Officer, on behalf of the Plan Administrator, has full discretionary authority to carry out its delegated duties.  Any determination by the Chief Financial Officer will be final and conclusive upon all persons.  The Corporation, as the Plan Administrator, will indemnify and hold harmless the Chief Financial Officer for carrying out the responsibilities of the Plan Administrator; provided, however, such person does not act with gross negligence or willful misconduct.

3.                                      Benefits.  The Corporation is not required to establish a trust to fund the Plan.  The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Corporation.

4.                                      Claims Procedure.  If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety (90) days of your Termination Date or, in the case of a dispute involving a Gross-Up Payment, the date on which a Determination is made regarding a Gross-Up Payment.  You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim.  If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator.  This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments.  Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

5.                                      Plan Terms.  This Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Corporation relating to a Change in Control event, for which you are eligible, but excluding terms of the Corporation’s stock option plans and individual letter agreements which address the vesting of stock options or restricted stock.  In no event shall an Eligible Executive receive cash severance benefits under this Plan following a Change in Control event and under any other Plan, program or arrangement.

6.                                      Plan Amendment or Termination.  The Corporation, acting through its Board of Directors or its Compensation Committee, reserves the right to terminate or amend the Plan at any time and in any manner.  Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.  However, no amendment or termination may be approved following the execution of a definitive agreement to effect any Change in Control involving the Corporation without the consent of 75% of the then participating Eligible Executives.

7.                                      Taxes.  Except as set forth herein, the Corporation will withhold taxes and other payroll deductions from any severance payment.

8.                                      No Right to Employment.  This Plan does not provide you with any right to continue employment with the Corporation or affect the Corporation’s right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

IV.           STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

1.                                       Examine, without charge, at the Plan Administrator’s office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

2.                                       Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

3.                                       File suit in a federal court, if you, as a participant, request materials and do not receive them within thirty (30) days of your request.  In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $100 for each day’s delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

In addition to creating rights for certain employees of the Corporation under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan.  The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interest of the Corporation’s employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court.  If Plan fiduciaries are misusing the Plan’s assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court.  The court will decide who will pay court costs and legal fees.  If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees.  However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Theravance, Inc. Amended and Restated Change in Control Severance Plan

Corporation Sponsoring Plan:	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080 650-808-6000

Employer Identification Number:	94-3265960

Plan Number:	506

Plan Year:	The calendar year; the first plan year shall end December 31, 2004

Plan Administrator:	Theravance, Inc. 901 Gateway Boulevard South San Francisco, CA 94080 650-808-6000

Agent for Service of Legal Process:	Plan Administrator

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by Theravance, Inc.